Exhibit 10.14

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SHARE PURCHASE AGREEMENT

by and between

Cardio3 BioSciences SA, as Purchaser

and

Didier de Canniere and Serge Elkiner, acting as representatives of the Sellers dated November 5, 2014

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SHARE PURCHASE AGREEMENT

This share purchase agreement (the “Agreement”), dated as of October 31, 2014, is entered into by and between Cardio3 BioSciences SA, a Belgian company having its registered office at Rue Edouard Belin 12, B-1435 Mont-Saint-Guibert, Belgium (the “Purchaser”) and Didier de Canniere and Serge Elkiner (the “Sellers”).

Capitalized terms used in this Agreement and not defined herein are defined in Article 1.1 below.

RECITALS

WHEREAS:

(A) Corquest Medical Inc is a Delaware corporation, having its registered office at 20900 NE 30th Avenue, Suite 832, Aventura, Florida (the “Company”).

(B) The Company has 20,000,000 authorized shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of which 6,000,000 shares (the “Shares”) are issued and outstanding. The Shares are all of the issued and outstanding capital stock of the Company on a “fully diluted basis”. The Shares are owned by Didier de Canniere, Serge Elkiner, owner of respectively 4,569,600 shares and 1,142,400 shares, and their respective associates as listed in Exhibit 2.1.

(E) The purpose of this Agreement is to set forth the terms and conditions of the purchase and sale of the Shares, as well as to organize or refer to, with a view to offer a global perspective on the transaction described supra, the other steps and actions needed to finalize said transaction.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

INTERPRETATION

1.1 Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, in this Agreement:

“Accounting Principles” shall mean US Generally Accepted Accounting Principles, as currently in effect;

“Accounts” shall have the meaning specified in Article 3.4;

“Agents” shall have the meaning specified in Article 4.4(b);

“Agreement” shall have the meaning specified in the Introductory Clause;

“Available Documents” shall mean the documents listed on Exhibit 1.1, which the Company has disclosed in the course of its due diligence;

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“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in Paris, France or Miami, Florida, or any other day on which commercial banking institutions in Paris, France or Miami, Florida are required to close;

“Closing” shall have the meaning specified in Article 2.3(a);

“Closing Date” shall have the meaning specified in Article 2.3(a);

“Closing Payment” shall have the meaning specified in Article 2.3(c)(i);

“Company” shall have the meaning specified in the Recitals;

“Confidentiality Agreement” shall have the meaning specified in Article 6.3;

“Contract” shall mean any currently in force contract, agreement, obligation, promise, commitment or other undertaking set forth in writing;

“Disagreement” shall have the meaning specified in Article 2.4(b);

“Earn-Out” shall mean the Net Revenue generated by Purchaser from the selling or divesting, in all or in part, of Proprietary Intellectual Property Rights of the Company to a third party. Any other revenues generated by the Purchaser from exploiting the Proprietary Intellectual Property Rights of the Company, such as, but not limited, revenues generated from commercial products sale or collaboration with third party, are not considered as Earn-Out.

“Employees” shall have the meaning specified in Article 3.14(a);

“Encumbrance” shall mean, with respect to any right, security, asset or property, as the case may be, any contractual pledge, mortgage, reserve title or title retention device, lien, ownership right or other security or other third party claim or right, other than restrictions on transferability of the Shares under federal, state or foreign securities laws and liens, encumbrances or other third party claims or rights imposed by or at the direction of the Purchaser or any of its affiliates;

“Entity” shall mean any company, partnership (limited or general), joint venture, trust, association, economic interest group or other organization, enterprise or entity;

“Governmental Authority” shall mean any domestic, foreign or supranational court or other judicial authority or governmental, administrative or regulatory body (including securities exchange), department, agency, commission or authority;

“Governmental Authorization” shall mean any approval, consent, permit, accreditation, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

“Indemnifiable Losses” shall have the meaning specified in Article 5.1(a);

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“Judgment” shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

“Law” shall mean any law, statute, regulation, rule, ordinance, order or decree of any Governmental Authority (including any judicial or administrative interpretation thereof and, when applicable, administrative doctrine and guidance published from time to time) in force, fully implemented and enforceable as of the date hereof;

“Material Adverse Change” means any new event or change that has or can be reasonably expected to have a net material and adverse effect on the business, financial condition or results of operations of the Company, taken as a whole, except any event or change that arises from (i) any change in the U.S., foreign or global economy, (ii) any change in conditions generally affecting the industries in which the Company conducts business, (iii) this Share Purchase Agreement or the transactions contemplated hereby, (iv) any natural disaster, hostilities, act of terrorism or war (whether or not threatened, pending or declared) or (v) any matter of which the Purchaser is aware on the date hereof; provided that any event or change that has or can be reasonably expected to have a net adverse effect below EUR 50,000 in the aggregate shall not be deemed material for such purposes;

“Material Contracts” shall have the meaning specified in Article 3.12;

“Net Revenue” shall mean all cash and non-cash consideration (e.g., securities) from the sale or divesting, in all or in part, of Proprietary Intellectual Property Rights of the Company to a third party less the following items: (a) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (b) sale or divesting transaction fees; (c) insurance charges actually paid or allowed; and (e) R&D expenses supported bt the Purchaser for the period from the Closing Date up to the sale or divesting date;

“Notice” shall have the meaning specified in Article 5.3(a);

“Notice of Disagreement” shall have the meaning specified in Article 2.4(b);

“Organizational Documents” shall mean when used with respect to (x) any company or other incorporated Entity, the memorandum and articles of association, charter or similar constitutive document of such company or other incorporated Entity, as filed, if need to be, with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, or (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

“Person” shall mean a natural person, Entity, or Governmental Authority;

“Proceeding” shall mean any litigation or arbitration conducted or heard before any Governmental Authority or arbitrator;

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‘‘Proprietary Intellectual Property Rights” shall have the meaning specified in Article 3.19;

“Purchaser” shall have the meaning specified in the Introductory Clause;

“Seller(s)” shall have the meaning specified in the Introductory Clause;

“Shares” shall have the meaning specified in the Recitals;

“Third Party Claim” shall have the meaning specified in Article 5.3(a);

“Transfer” shall means, with respect to a Purchaser’s share, directly or indirectly, conditionally or unconditionally:

(a) sell, exchange, pledge, assign by way of security, grant any other right “in rem” (droit réel), deliver or offer or market, a Purchaser’s share whether for consideration or for free;

(b) enter into any option or any future (whether or not settled in cash) or otherwise dispose of or agree to dispose (whether conditionally or unconditionally, now or in the future) of any Purchaser’s share; or

(c) enter into any swap, any arrangement, any derivative transaction (whether or not settled in cash) or issue any instruments that transfer (conditionally or unconditionally, now or in the future) to a third party all or part of the economic risk, benefits, rights or ownership of a Purchaser’s share; and

a “Transfer” and “Transferring” shall be construed accordingly;

1.2 Principles of Interpretation. In this Agreement:

(a) The following rules of interpretation shall apply unless the context shall require otherwise:

(i) Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(ii) Whenever used in this Agreement:

(A) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(B) the words “hereof”, “herein” and similar words shall be construed as references to this Agreement.

(iii) A reference to any party to this Agreement or any other agreement or document includes such party’s successors and permitted assigns.

(iv) A provision in this Agreement will not be construed against a party merely because that party was responsible for the preparation of that provision or because it may have been inserted for that party’s benefit.

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(v) Except when used with the word “either”, the word “or” shall have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”)

(vi) Where any statement is qualified by the expression “so far as the Sellers are aware” or “to the Sellers’ Knowledge” or any similar expression, it is agreed that such statement is made by the Sellers on the basis of the facts of which the Sellers have or should reasonably have knowledge.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1 Agreement to Purchase and to Sell. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from each of the Sellers, and each of the Sellers shall sell to the Purchaser, the number of Shares owned by such Seller as set forth in Recital (B) above, free and clear of all Encumbrances, together with all rights and benefits now and hereafter attaching thereto, including the right to receive any dividends that could be declared or paid out in the future. The sales and purchase from each Seller must be conducted simultaneously.

2.2 Purchase Price.

(a) The aggregate consideration to be paid by the Purchaser to the Sellers for the Shares shall be EUR 1.5 million, to be paid by the Purchaser for the entire amount of EUR 1.5 million in cash (the “Purchase Price”).

The Sellers will be entitled to an Earn-Out payment based on the Net Revenues generated by the Purchaser, if any, provided that none of the Sellers is in breach of any undertakings or covenants under this Agreement, including but not limited to the non-competition undertaking set out in Article 8.1. below. The Earn-Out ranges are further defined in Exhibit 2.2.

2.3 Closing.

(a) Provided that (x) the conditions precedent set forth in Article VII have been satisfied (and all documents evidencing the satisfaction of each condition precedent have been submitted) or waived in writing, and (y) this Agreement has not been previously terminated pursuant to Article 9.1, the consummation of the sale and purchase of the Shares (the “Closing”) shall be held remotely via the exchange of signed documents at 9 a.m. The date on which the Closing shall take place is referred to herein as the “Closing Date”.

(b) At Closing, the Sellers shall deliver to the Purchaser:

(i) transfer forms duly signed by each of the Sellers in favor of the Purchaser in respect of all the Shares set forth opposite each such Seller’s name in the table appearing on Exhibit 2(1);

(ii) the register and shareholder accounts of the Company and the shareholders minute books of the Company, all of which will be up to date on that date, including with any recording needed as a result of the transfers of all the Shares, subject matter hereof; and

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(iii) the resignation letters (substantially in the form set forth on Exhibit 2.3(b)(iv)) of all directors and officers of the Company, without indemnification or compensation for such resignation;

(iv) a letter signed by the Sellers confirming that the representations and warranties made in Article III are still materially true and correct as at the Closing Date.

(c) At Closing, the Purchaser shall:

(i) pay to the Sellers, in accordance with Clause 2.2(a) the full amount of the Purchase Price in cash by electronic funds transfer of immediately available funds to their respective bank accounts as set out in Exhibit 2.3(c);

(ii) deliver a letter confirming that the representations and warranties made in Articles IV are still materially true and correct as at the Closing Date;

(iii) enter into an exclusive consultancy agreement with Mr. Didier De Canniere in the form attached hereto as Exhibit 2.3.

(d) All matters at the Closing will be considered to take place simultaneously, and no delivery of any document or payment will be deemed complete until all transactions and deliveries of documents required hereunder are completed, and title to the Shares shall not be transferred and the Purchaser shall have no property rights or interest in the Shares, while conversely the Purchaser shall be under no obligation to remit any part or all of the Purchase Price or any of its components or subdivisions as set forth in Article 2.3(c) supra, unless and until the Closing actually takes place.

(e) Sellers and Purchaser expressly agree that the transfer of ownership of all the Shares will take place on Closing, upon remittance of the documents provided in Article 2.3(b)(iii).

2.4 Allocation among the Sellers. Any payment made to the Sellers hereunder, including with regards to any of the agreements referred to hereunder, shall be allocated among the Sellers as set forth in Exhibit 2.1. The Sellers confirm for the avoidance of doubt that they are solely responsible for such allocations and that they hereby irrevocably and unconditionally waive and renounce to any claim against Purchaser in relation thereto.

2.5 Waiver. For the avoidance of doubt, each of the Sellers hereby irrevocably consents to the sale of the Shares and therefore waives any contractual or legal right he may have arising from that sale to acquire all or part of the Shares, whether pursuant to the Shareholders’ Agreement or otherwise. Each of the Sellers hereby declares, in this respect, that all its rights have been fully satisfied.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Subject to the provisions of Article 4.4 below and the information disclosed to the Purchaser in the Agreement and its Exhibits (the Exhibits will be numbered according to the paragraphs contained in this Article III, it being understood that any exception revealed in a specific Exhibit which would be an exception to any other representation shall be deemed an exception to such other representations provided that the description given in the relevant Exhibit is apparent enough that a reasonable person can conclude from the description that it is intended to qualify such other representations) or contained in the Available Documents (to the extent such information is reasonably apparent from the content of the relevant Available Document):

(a) each Seller hereby individually represents and warrants that, as to itself (and as to itself only notwithstanding anything to the contrary herein), the information of Article 3.1 is, as at the date hereof, and will be as of the date of Closing, true and correct in every respect;

(b) each Seller represents and warrants that the information of Articles 3.2 to 3.22 is, as at the date hereof, and will be as of the date of Closing, true and correct in every respect; and

(c) each sellers representations and warranties according to Articles 3.2 to 3.22, but not Article 3.1, shall terminate twenty four (24) months from the Closing Date.

3.1 Ownership; Seller’s Organization and Due Authorization.

(a) Each Seller is the lawful owner of the Shares listed opposite its name in the table appearing on Exhibit 2.1, free and clear of all Encumbrances other than pursuant to the Shareholders’ Agreement, and all Encumbrances will disappear upon the Closing Date in accordance with Article 2.7 above.

(b) Each Seller has the full capacity, power, authority and right to enter into this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

(c) The entering into of this Agreement and the performance of the Sellers’ obligations hereunder have been duly authorized by all necessary corporate, partnership, matrimonial, or similar action and proceedings on the part of each Seller. This Agreement has been duly signed by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as limited by bankruptcy, insolvency and similar laws and except as equitable remedies may be limited.

(d) Neither the entering into of this Agreement, nor the performance by the Sellers of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i) violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which any Seller is a party or by which it is bound; or

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(ii) constitute a violation by any Seller of any Laws or judgments and none of the Sellers is engaged in any litigation or arbitration proceedings, which might have an effect on its capacity or ability to perform its obligations under this Agreement and no such legal or arbitration proceedings have been threatened against any of them;

except, in the case of (i) and (ii) above, for any such matters as would not, either individually or in the aggregate, have an adverse effect on the ability of any Seller to perform his obligations under this Agreement.

3.2 Company.

(a) The Company has been duly incorporated, and is validly existing, and in good standing under the State of Delaware, USA. The Company has carried out its business activities in accordance with the purpose set forth in its Organizational Documents and in material compliance with all applicable Laws, applicable to its legal form as well as to its activities. Any decision of its corporate bodies was resolved in material compliance with its Organizational Documents and all applicable Laws. Any publication and registration requirements were materially complied with. To the Sellers’ Knowledge, no circumstance, prior to Closing Date, will allow any third party to validly request the annulment, dissolution or winding up of the Company. To the Sellers’ Knowledge, the Company, or any of its executives, is not subject to any ongoing criminal procedures or investigation and no event or circumstance, prior to Closing Date, could lay a valid foundation to such criminal procedure or investigation.

(b) The Shares, which represent all the share capital of the Company (on a fully diluted basis), have been validly issued and are fully paid up. Exhibit 2.1 represents the current holding of the Shares by the Sellers. It represents the actual ownership by the stock holders listed therein. Any and all prior transfers, issues, redemption, or any other transaction or operation on the stock of the Company complied with the then applicable laws and regulations and were completed in a way that cannot be contested by anyone nor give anyone any right to indemnification, to the Shares or more generally any claim on the foundation of said transfers or operations.

(c) The Company has not issued any securities or others rights entitling their holders to acquire, immediately or at a future date, in any manner whatsoever, including without being limited to conversion, exchange, repayment, exercise, a fraction of the Company’s share capital, any right to the Company’s financial results, profits or liquidation surplus, or any voting rights in its shareholder’s meetings.

3.3 Absence of Bankruptcy Proceeding. The Company is not insolvent or actually or potentially subject to an action for insolvency or bankruptcy, or any other similar bankruptcy procedure, and no written petition has been presented and no meeting has been convened for the purpose of winding up the Company. The Company is not a party to a conciliatory proceeding or has requested the designation of a court appointed ad hoc administrator.

3.4 Accounts. Attached hereto as Exhibit 3.5 are the Company’s unaudited financial statements as of December 31, 2013 (the “Accounts”).

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The Accounts of the Company have been prepared in accordance with U.S. Accounting Principles and fairly present the financial position and results of operations of the Company, at the date thereof and for the period then ended.

The Accounts reflect the consistent application of such Accounting Principles throughout the periods since the Company was incorporated in 2012 and except as expressly disclosed, there were no unusual, exceptional, non-recurring or extraordinary items which materially affected such Accounts.

The presentation of the Accounts, as well as the accounting methods for amortizing and valuating the assets and liabilities of the Company have not been modified since the Company was incorporated in 2012. All inventory, trade receivables, financial debt and trade payables of the Company are accounted for in the Accounts in accordance with the Accounting Principles.

3.5 Absence of Certain Changes and Events. Except as specified in Exhibit 3.6, to the Sellers’ Knowledge, the Company has not taken any material action or made any material decision since December 31, 2013 that would result in a Material Adverse Change.

Except as specified in Exhibit 3.6 and except as contemplated hereby, since December 31, 2013, the Company has conducted its businesses only in the ordinary course of business and it has not conducted any of the following actions:

(a) acquisition of, merger with, consolidation with, purchase of stock or material assets (other than in the ordinary course of business) of or otherwise, any Entity or business;

(b) sales (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset, or mortgage, pledge, or imposition of any Encumbrance on any material asset, or any disposition of any of the Intellectual Property Rights;

(c) declaring, setting aside, paying any dividend or other distribution in respect of their share capital (in cash or otherwise), or purchasing or redeeming any shares in their share capital;

(d) issuing or selling any shares in their share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

(e) incurring any off balance sheet engagements, any indebtedness for borrowed money (including through the issuance of debt securities) or varying in any material manner, the terms of any material existing indebtedness;

(f) making any change in their accounting procedures, methods or practices unless mandated by Accounting Principles;

(g) amending the Organizational Documents;

(h) amending any salaries, bonuses or any other compensation to any director, officer or employee, except in relation to compliance with a statutory requirement or a collective bargaining agreement, or in the normal course of business and in conformity with past practices;

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(i) entering into any employment with any director, officer or employee;

(j) entering into, or terminating, any Material Contracts other than this Share Purchase Agreement and agreements pursuant hereto;

(k) committing to take any of the actions set forth in the foregoing subsections (a) through (j).

3.6 Business – Products and Services

Except as set forth in Exhibit 3.6:

(a) In the context of their activities, the Company is in compliance in all material respects, with all applicable Laws, be they general or specific to certain products or services or certain activities.

(b) Since December 31, 2013, no Material Adverse Change has happened in the activity of the Company or its relationship with its suppliers, bankers and other service providers or partners, or in the type of products and services offered, or with regards to regulations, standards, or obligations imposed on the Company.

(c) There is, as of Closing Date, no written notice brought to the Company’s attention of a liability claim on the basis of non-compliant or defective products and services offered by the Company.

3.7 Assets

Except as set forth in Exhibit 3.7:

(a) The Company owns and/or possesses all the assets, which are necessary to conduct its activity and operations consistent with past practice.

3.8 Debts, Loans. Except as specified in Exhibit 3.8, the Company does not have any Debt as of the date hereof. The Company has not issued any loan or lent any money to any individual or Entity.

3.9 Guarantees, Securities and Warranties. Except as specified in Exhibit 3.9, the Company has not granted or promised to grant any guarantee, security, warranty or, more generally, any Encumbrance on any of its assets, or contracted off balance sheet liabilities and, in particular, has not issued or promised to issue any guarantee in relation to the performance of third parties’ obligations or commitments.

3.10 No Undisclosed Liabilities. The Company has no unaccounted liabilities or obligations of any nature (whether absolute, contingent, or otherwise) that would need to be accounted for in their respective Accounts in accordance with the Accounting Principles.

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3.11 Contracts. With respect to Contracts involving (i) the grant of the license to use third-party intellectual property rights to the Company, (ii) the grant of exclusive license to use the Intellectual Property Rights to any third party, or (iii) annual payments by, or generating annual revenues to, the Company, of more than EUR 50,000 per Contract, (iv) any agreement, which performance from the Company extends beyond two years (it being specified that license agreements granted to third parties are excluded from this subsection (iv)) and (v) any fixed-term agreement, which non-renewal1 cannot be notified less than six months prior or which carries a non-renewal penalty greater than EUR 10,000 per Contract (the “Material Contracts,” which are exhaustively listed in Exhibit 3.11):

(a) they are in full force and effect, and will neither automatically terminate nor give the right to terminate in relation to the sales contemplated hereunder by way of a change of control clause or others);

(b) the Company has not received written notice from any third-party regarding the violation of any provision of a Material Contract; and

(c) the Company has not received written notice from any third-party terminating a Material Contract and are not aware of any litigation or dispute regarding Material Contracts.

(d) Except as specified in Exhibit 3.11. with regards to Contracts, entered into by the Company, other than Material Contracts:

(i) To Sellers’ Knowledge, there is no ground for the invalidity of any Contract, nor of any grounds for termination, avoidance or repudiation of any Contract. No party with whom the Company have entered into a Contract has given written notice of its intent to terminate, or has sought to repudiate or disclaim, such Contract;

(ii) To Sellers’ Knowledge, (a) no party with whom the Company has entered into a Contract is in material breach thereof and (b) the Company is not itself in material breach of any Contract.

(iii) To Sellers’ Knowledge, no event has occurred, is subsisting or is likely to arise which will constitute or result in a default or the acceleration of any obligation of the Company under any Contract.

(e) None of the Contracts, entered into by the Company:

(i) were entered into otherwise than in the ordinary and usual course of conducting the Business; or

(ii) contain a change of control clause that would be triggered by the transactions described in this Agreement; or

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(iii) were of an unusual or abnormal nature, or not on an arm’s length basis.

(iv) Either said Contracts include a provision expressly stipulating the obligation for the client to apply for and obtain, at its costs, all such required authorizations; or

(v) Absent such stipulation in said Contracts, the Company has always applied for and obtained all such required authorizations.

3.12 Employment.

(a) Exhibit 3.12(a) contains a complete and accurate list of the employees of the Company at the date hereof (the “Employees”). No other person may claim, by reason of fact or event, which origin or source is prior to Closing, the quality of employee of any of the Company.

(b) Employment agreements between the Company and its Employees are in material compliance with applicable Laws as well as with the applied or applicable collective bargaining agreement. Except as set forth in Exhibit 3.12(b), such employment agreements, as entered into and performed, allow, in accordance with public policy Laws, transfer of ownership of employees’ inventions and copyrights over software, if any, to the Company.

(c) Further, except as set forth in Exhibit 3.12(d), the Company materially comply with the provisions of applicable labor and employment Laws. The Company have at all times materially complied with (i) working time regulations, including monitoring of working time, absence of work above the daily and weekly legal limits, payment of all overtime worked, (ii) definition and payment of fix salary according to legal and conventional minima, definition and payment of variable remuneration complying to Law, definition of all remuneration elements complying with non-discriminatory regulations (iii) health and safety obligations, including implementation of effective measures and proceedings against harassment, stress and accident at-work.

(d) Except as set forth in Exhibit 3.12(e), the Company have only entered into any non-competition, severance or other similar contracts and pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, company saving plans or employee funds, in effect as of the date hereof, when required by Laws or mandatory obligations and have not granted any such rights or benefits over and beyond what is mandatory on the Company.

(e) The Company has materially complied with applicable Laws about individual and collective terminations of employment agreements, including obligations towards staff or unions representative bodies and towards labor administration as well as post-terminations obligations.

3.13 Governmental Authorizations/Legal Compliance. The Company hold all governmental or regulatory permits and licenses (including the administrative and marketing authorizations) and have complied with all notifications to Governmental Authorities, required for the conduct of their respective business as they are currently conducted, in particular, but not limited to, any Governmental Authorizations in relation to the biological materials and genetically modified materials held and used by the Company for any purpose and all of such permits and licenses are in full force and effect. Exhibit 3.13 contains a complete and accurate list of each Governmental Authorization that is held by the Company

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or otherwise relates to the business of, or to any of the assets owned or used by the Company. The Company have not received any written notice that any such permits or licenses are to be revoked, modified or cancelled and have taken all necessary steps to renew or update them when needed. No Governmental Authorization held by the Company requires notification, filing, approval, license or permit in relation to completion of the sales of the Shares contemplated hereunder.

3.14 Insurance. The Company have entered into the insurance policies listed in Exhibit 3.14 in order to materially cover (i) their liability (legal or contractual) towards third parties (ii) their assets and business risks and (iii) any of the risks usually covered in the Company’ field of activity.

3.15 Litigation.

(a) Except as set forth in Exhibit 3.15, there is currently no judicial, administrative or arbitration proceeding against the Company.

(b) Except as set forth in Exhibit 3.15, further, there is currently no threat in writing of any judicial, administrative or arbitration proceeding against the Company.

3.16 Tax, Social Security and Customs.

(a) The Company have duly filled out and filed when due with all appropriate Governmental Authorities all tax returns and tax reports required to be filed prior to the date hereof and have paid all related taxes on their due date or, when not yet due, have adequately provided in the Accounts for any and all taxes and social contributions to be due or contemplated to be due, all in full compliance with all applicable Laws. Any and all elements and figures inserted in any tax and social returns are accurate and in line with the Company’ businesses. When applicable, the Company has also complied with all necessary filing or communication of any ancillary documentation or supporting evidence to these tax, social or customs filing and compliance obligations.

(b) To the Sellers’ Knowledge, no tax or social security reassessment, information request, claim, opposition, investigation or audit is currently pending or for which the Company could still be liable toward the tax administration, or threatened against the Company. The Company has all supporting documentation and information in their files and archives so as to legitimate and justify their tax positions as well as any tax, social security or custom benefits they may have enjoyed or used.

3.17 Real Property.

(a) The Company does not own any real property.

(b) Exhibit 3.17 contains an accurate list of the real property used or occupied by the Company (the “Facilities”). The lease agreements for the Facilities are in full force and effect, have been fully complied with and will neither automatically terminate nor give the right to terminate in relation to the sales contemplated hereunder. The Company has complied with the terms and conditions of these lease agreements. The Company has not received any notice or correspondence regarding the termination or violation of such leases.

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(c) The Company is not involved in any procedure initiated by a third party (including the lessors) for failure to comply with the leases or with any legal and regulatory provisions applicable to the leases or the Facilities. Inter alia, the Company is in material compliance with all applicable Laws and has obtained all necessary permits or authorizations for operating the business on the Facilities. None of the Company is subject or has been subject to an administrative investigation or has been notified regarding a breach of or non-compliance with any applicable health and safety Laws.

(d) The Company has not contracted any commitment or obligation to acquire any real property, to enter into any other leasing or lease agreement.

3.18 Environment. The Company has been in full compliance with applicable environmental Laws in material aspects. There has been no actual or threatened order, notice, claim, investigation, inquiry or other communication from any Governmental Authority or other Person acting in the public interest, or the current or prior owner or operator of the Facilities, of any actual or potential violation of any environmental Laws. There has been no actual or threatened claim from any Person asserting any actual or potential violation of environmental Laws by the Company. The Company has never operated a site classified for environmental protection and the Company has never been subject to accidental pollution.

3.19 Intellectual Property. The Company has the right to use the intellectual property rights, know-how, patents, trademarks, copyrights, software, database, business names and domain names owned and used by the Company.

The Company owns the intellectual property rights, such as designs and models, know-how, patents, applications for registration, database rights, copyrights and software listed in or a copy of which is in Exhibit 3.19 (a) (the “Proprietary Intellectual Property Rights”). The Company is the sole legal and beneficial owner of or applicant for and may freely use and dispose of such Proprietary Intellectual Property Rights and all the Proprietary Intellectual Property Rights are owned solely by the Company free of any Encumbrance.

When applicable, all annuities or sums due to protect the Proprietary Intellectual Property Rights owned by the Company have been regularly paid in due time to the relevant organizations.

Except as set forth in Exhibit 3.19(b), the Company (i) has not received any written notice regarding the violation by the Company of third-party intellectual property rights and (ii) has not given to third parties written notice regarding the violation of the Proprietary Intellectual Property Rights of the Company. To the Sellers’ Knowledge, no activities of the Company infringe or are likely to infringe any intellectual property rights of any third party and no claim has been made against the Company in respect of such infringement.

The Sellers are not aware of any unauthorised use by any person of any Proprietary Intellectual Property Rights or confidential information of the Company.

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The Company has ensured, in writing, the full assignment to it of all intellectual property rights generated (i) by its employees or management in the course or in connection with their employment and (ii) by external consultants or related service providers in the course or in connection with their supply of services as commissioned by the Company.

Proprietary Intellectual Property Rights are all the intellectual property rights that the Company needs to operate their respective business, in accordance with past practice.

3.20 Brokers or Finders. The Company has no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to each of the Sellers that the information of Article IV is, as at the date hereof, and will be as of the date of Closing, true and correct in every respect.

4.1 Purchaser’s Organization and Due Authorization.

(a) The Purchaser is a company duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Purchaser has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) The entering into of this Agreement and the performance of the Purchaser’s obligations hereunder have been duly authorized by all necessary corporate action and proceedings on the part of the Purchaser [subject to the approval of the issue of new shares of the Purchaser by the board of directors of the Purchaser and the issue of a report by the Purchaser’s auditor on the assets to be contributed to the Purchaser’s capital]. This Agreement has been duly signed by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

(c) Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

(i) conflict with or violate any provision of the Organizational Documents of the Purchaser;

(ii) violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which the Purchaser is a party or by which the Purchaser is bound; or

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(iii) constitute a violation by the Purchaser of any Laws or Judgments, except, in the case of (ii) and (iii) above, for any such matters as would not, either individually or in the aggregate, have an adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

4.2 Governmental Authorizations. No Governmental Authorization is required to be made or obtained by the Purchaser prior to the Closing in connection with: (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement. This representation is made on the assumption that the Sellers’ representations and warranties under Articles 3.1 are true and correct.

4.3 Financing of the transactions contemplated under this Agreement. The financing of the acquisition by the Purchaser of the Shares (including, without limitation, equity contributions, shareholders’ loans or external financing) does not come from drug trafficking nor organized criminal activities and the Purchaser is in compliance with all applicable Laws relating to anti-money laundering.

4.4 Purchaser’s Inquiry.

(a) The Purchaser acknowledges that it (together with its advisors) has reviewed to its reasonable satisfaction the Available Documents, and has been afforded the opportunity to discuss the same with senior management of the Company and has taken the same into account in the terms and conditions of its offer to acquire the Shares. In entering into this Agreement, the Purchaser has relied upon its own review and analysis of the Available Documents and upon the representations and warranties of the Sellers expressly set forth in this Agreement (and in respect of which the Purchaser represents that it has no knowledge of any breach that would entitle it to make today a Claim on the basis of the representations and warranties of the Sellers, for consequences already known, materialized and quantified).

Thus, the terms and conditions for the Shares and the representations and warranties of the Sellers were negotiated after completion of such reviews. Inter alia, save as provided in the introductory paragraph of Article III, the terms and conditions of such representations and warranties as well as the indemnification of Purchaser will hence under no circumstances be impacted, weakened or lessened because said reviews were made or of their conclusions.

(b) The Purchaser further acknowledges that the representations and warranties of the Sellers set forth in this Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Sellers (collectively, the “Agents”) regarding the Shares, the Company or any other matter referenced in Article III, and that the Sellers and the Agents shall have no liability in respect of any such earlier representations, warranties or statements. Except as expressly set forth in this Agreement, none of the Sellers nor any of the Agents makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Shares, the Company or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives).

(c) The Purchaser further acknowledges that none of the Sellers or any of the Agents makes any representation or warranty with respect to any financial projections, business plans, budgets or forecasts (collectively, the “Projections”) relating to the Company. The Purchaser acknowledges that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections furnished to it, and shall not have any claim against any of the Sellers or any of the Agents with respect thereto.

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ARTICLE V

INDEMNIFICATION

5.1 Scope of Indemnification.

(a) Principles of Indemnification.

(i) Each Seller agrees to indemnify and hold harmless the Purchaser for all damages (including reasonable attorney’s fees) (collectively, “Indemnifiable Losses”) suffered by the Purchaser as a result of:

(A) a breach of the representations made by such Seller in Article III of the Agreement;

(B) a breach by such Seller of any of its covenant or obligations in this Agreement.

5.2 Exclusions; Limitations.

(a) Cap. In any case, the total amount of the indemnification payable by the Sellers under this warranty shall not exceed EUR six hundred fifty thousands (650,000€) for the first twelve months following the Closing Date or EUR three hundred seventy five thousands (375,000€) for the second twelve months following the Closing Date. This cap does not apply to a breach of 3.1(a) (Ownership).

(b) Basket. The Sellers shall only be liable for indemnification hereunder if and to the extent the indemnifiable amounts exceed EUR 50,000.

(c) Exclusions.

(i) The Sellers shall not be liable for any damages incurred by the Company resulting from facts or events having occurred after the Closing Date (including as a result of a change by the Purchaser in the manner of conducting the activities of the Company or a change in the Accounting Principles), it being understood that facts or events that triggered damages after the Closing Date while founded on a source or origin prior to Closing, provided that they fall within the scope of Sellers’ representations and warranties, will be indemnified.

(ii) Damages aggravated by the negligence or wrongdoing of the Purchaser, of any Person under its control or of any individual under their authority shall not be indemnifiable to the extent of such aggravation.

(iii)

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5.3 Claim Management.

(a) Notice. The Purchaser shall notify the relevant Seller of any event likely to result in the breach of any of the warranty provisions hereunder (a “Notice”) within ninety (90) days of the date (15 days in the event of a Third Party Claim related to tax or social securities matters) that Purchaser became aware of such event. Each Notice shall mention:

(i) where this event includes a third-party claim against the Company (a “Third Party Claim”), a copy of such claim;

(ii) a precise description of the nature of the related request for indemnification, including, if it is ascertainable, the amount of the relevant claim.

If the Purchaser fails to notify the relevant Seller, in accordance with this Article 5.3(a), within the period set forth herein, the relevant Seller shall not be released of any indemnification duty to the Purchaser on account of such event, but any damage suffered therefrom by the relevant Seller will be taken into account, to the benefit of the relevant Seller, for the final calculation of any indemnification due by the relevant Seller to Purchaser for that Indemnifiable Loss.

(b) Cooperation. The Sellers and their counsels shall have reasonable access to the relevant books and files of the Company relating to any indemnification request made by the Purchaser to the Sellers or to any of them under this warranty, upon reasonable advance notice and during normal business hours at the Company’s premises or as otherwise mutually agreed. The Company’s staff shall provide reasonable assistance to the Sellers and their counsel.

5.4 Date of Payment. Indemnification under this Article V shall be payable with respect to any claim concerning an Indemnifiable Loss upon the earlier of (a) the resolution of such claim by mutual agreement between the Sellers and the Purchaser, (b) the issuance of a final non appealable judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the parties to and the subject matter of such claim or to which such claim was submitted for resolution by joint agreement between the Sellers and the Purchaser or, (c) on the date, on which the Company would be liable for paying any sum pursuant to a final settlement of a Third-Party Claim pursuant to mutual authorization by the relevant Seller(s) and the Purchaser.

5.5 Survival. The representations, warranties, covenants and obligations in this Agreement will survive the Closing. The representations and warranties (and corresponding indemnity), set forth in Article III, IV and V shall expire:

(a) With regard to any claim relating to Article 3.19, within three (3) years of the Closing Date,

(b) With regard to all other matters, within one (1) years of the Closing Date,

5.6 Reduction in Purchase Price. Any payment made by the Sellers in relation with an Indemnifiable Loss shall be deemed to be a reduction of the Purchase Price.

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5.7 Covenants of the Purchaser. Where the Purchaser has made a claim, the Purchaser shall use, and shall cause the Company to use all commercially reasonable endeavors to recover any amounts due from any third party (including any insurer) and any such recoveries shall reduce the amount by which the Sellers are required to indemnify the Purchaser hereunder.

5.8 Remedy. Notwithstanding anything to the contrary herein, to the extent that any Indemnifiable Losses is capable of remedy, the Sellers will have a reasonable opportunity to remedy such Indemnifiable Losses within thirty (30) days from the Notice. The Purchaser agrees that in the event of any Indemnifiable Losses, the Purchaser shall take, and cause the Company to take, or shall cooperate with the Sellers, if so requested by the Sellers, in order to take all reasonable measures to mitigate the consequences of such Indemnifiable Losses.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1 Satisfaction of Conditions Precedent. Between the date of this Agreement and the Closing Date, Sellers shall use their reasonable best efforts to cause all conditions in Article 7.1 to be satisfied, and Purchaser shall use its reasonable best efforts to cause all conditions in Article 7.2 to be satisfied.

6.2 Ordinary Course of Business. During the period from the date of this Agreement to the Closing, except as may be, (x) required by applicable mandatory Law or in connection with this Agreement or the transactions contemplated hereby; or (y) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed or conditioned, having due consideration for the interests of the Company):

(a) the Sellers will use their respective reasonable best efforts, in their capacity as shareholders of the Company, to ensure that the Company carries on its business only in the ordinary course in the same manner as heretofore conducted; and

(b) the Sellers will use their respective best efforts, in their capacity as shareholders of the Company, to prevent the Company from:

(i) acquiring, merging with, consolidating with, purchasing stock or material assets (other than in the ordinary course of business) or otherwise, any Entity or business;

(ii) pursuing and proceeding with any sales of any material asset, or mortgage, pledge, or imposition of any Encumbrance on any material asset, or any disposition of any of the Intellectual Property Rights;

(iii) issuing or selling any shares in their share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares and, more generally, proceeding with or approving any transactions on the stock or equity of any of the Company;

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(iv) granting any Encumbrance, incurring any off balance sheet engagements, any indebtedness for borrowed money (including through the issuance of debt securities) or varying in any material manner, other than in the ordinary course of business consistent with past practice, the terms of any material existing indebtedness;

(v) incurring any new material liability [toward Sellers / for the Company];

(vi) incurring any new liability whether actual or contingent in respect of any obligation of, anyone whatsoever, individuals or entities;

(vii) making any change in their accounting procedures or practices unless mandated by Accounting Principles;

(viii) amending the Organizational Documents;

(ix) amending any salaries, bonuses or any other compensation (including benefits), any terms of employment of any director, officer or employee, entering into any employment with any director, officer or employee, except in relation to compliance with a statutory requirement or a collective bargaining agreement, or in the normal course of business and in conformity with past practices;

(x) entering into, or terminating, any Material Contracts;

(xi) entering into any new contract or arrangement other than on arm’s length terms;

(xii) filing, settling or agreeing to settle any legal proceedings relating to their business, except debt collection in the normal course of business;

(xiii) granting, modifying, agreeing to terminate or permitting the lapse of any Proprietary Intellectual Property Rights or enter into any new agreement relating to any such rights;

(xiv) changing any accounting methods; or

(xv) committing to take any of the actions set forth in the foregoing subsections (i) through (xv).]

For the purposes of granting any consents which may be requested by any Seller pursuant to this Article 6.2, the Purchaser hereby designates [     o     ] with immediate effect and represents and warrants to, and agrees with, the Sellers that [     o     ] shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. Within fifteen (15) Business Days of receipt of any request for consent by any Seller, the Purchaser shall have the right to notify the relevant Seller that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser shall not have notified the relevant Seller of its objection to a proposed action within such period of fifteen (15) Business Days, the Purchaser shall be deemed to have objected to such proposed action.

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6.3 Public Announcements. During the period from the date of this Agreement to the Closing, neither any of the Sellers, nor the Purchaser shall, or shall permit any of its representatives or advisors to, issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of both the Sellers and the Purchaser, which consent shall not be unreasonably withheld, except for the press release attached as Exhibit 6.4 hereto or as may be required by applicable Law. In the event any such press release, public announcement or other disclosure is required by Law to be made by the party proposing to issue the same, such party, if allowed to do so, shall notify the other parties prior to the issuance or making of any such press release, public announcement or other disclosure and shall use its commercially reasonable endeavors to consult in good faith with the other parties and to take into account the reasonable requirements of such parties as to the timing, contents and manner of making any such press release, public announcement or other disclosure. Except to the extent that a Seller or Purchaser is required by applicable Law to make any such communication, the Sellers and the Purchaser shall consult with each other concerning the means by which the Company’ employees, customers and suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement.

6.4 Notification. Between the date of this Agreement and the Closing Date, each Seller will promptly notify the Purchaser in writing if such Seller becomes aware of any fact or condition that causes or constitutes a breach of any of its own representations and warranties as of the date of this Agreement, or if such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Shares and to take the actions required to be taken by it at the Closing is subject to the prior satisfaction of each and all of the following conditions precedent (any of which may be waived solely by the Purchaser):

(a) Written confirmation by the Sellers that each of Sellers’ representations and warranties in this Agreement must have been accurate as of the date of this Agreement, and as of Closing Date as if made on the Closing Date;

(b) Confirmation by the Sellers that all of Sellers’ covenants and obligations that Sellers are required to perform or comply with in accordance with this Agreement prior to the Closing, must have been duly performed and complied with in every material respect;

(c) Each of the consents identified in Exhibit 3.12 regarding the transaction contemplated in this Agreement must have been obtained and must be in full force and effect;

7.2 Conditions Precedent to Sellers’ Obligation to Close. Sellers’ obligation to sell the Shares and to take other actions required to be taken by it at the Closing is subject to the prior satisfaction of each and all of the following conditions precedent (any of which may be jointly waived by the mutual agreement of the Sellers):

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(a) Each of Purchaser’s representations and warranties in this Agreement must have been accurate as of the date of this Agreement, and as of Closing Date as if made on the Closing Date;

(b) All of Purchaser’s covenants and obligations that Purchaser is required to perform or comply with in accordance with this Agreement prior to the Closing, must have been duly performed and complied with; and

(c) The Purchaser shall have duly executed and delivered to Dr. Didier de Canniere the exclusive consultancy agreement set forth in Exhibit 2.3.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Non-Compete. From the date of Closing and until five (5) years after the Closing, Mr Didier de Canniere undertakes, on a geographical territory covering the whole world:

(a) not to, directly or through the intermediary of any individual or entity, hold, without the prior written consent of Purchaser, any share, unit or interest under any shape, form or nature whatsoever, in any firm or civil or commercial company, or any other Entity, which has a business activity competing to that of the Company (it being specified that the Company’ business means, in this context, the business of development and commercialization of tools used for internal research purposes, including basic research (outside of plant field) and drug discovery research up to and including preclinical toxicological studies or equivalents thereof (the “Field”);

(b) not to take part, without the prior written consent of Purchaser, directly or indirectly, in any activity in the Field which would directly or indirectly compete with those of the Company;

(c) not to encourage to quit, or attempt to encourage to quit any director or officer, executive or employee of any of the Company; or

(d) not to solicit suppliers or clients of the Company, including clients of any distributors in a contractual relationship with the Company (distributors buyers/sellers, agents, commissioners), to end their commercial relationship with the Company or to change the terms and conditions thereof to the detriment of the Company.

8.2 Liability. In case of breach by Mr Didier de Canniere of one of the obligations described hereabove, Mr Didier de Canniere undertakes, upon first request from Purchaser and/or any of the Company, to immediately cease and/or cause to cease any such breach, without prejudice to any other action or remedy of the Purchaser.

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ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by the written agreement of the Purchaser and the Sellers;

(b) by the Purchaser if (x) any of the Sellers breaches any representation, covenant or obligation in a material aspect that would constitute a Material Adverse Change, which is not cured within fifteen (15) days of said breach, (y) the conditions set forth in Article 7.1 shall not have been satisfied or waived within [ninety (90) days] of the date hereof; or

(c) any of the Sellers if (x) the Purchaser breaches any representation, covenant or obligation in a material aspect, which is not cured within fifteen (15) days of said breach, (y) the condition set forth in Article 7.2 shall not have been satisfied within [ninety (90) days] of the date hereof.

9.2 Effect of Termination. Upon any termination of this Agreement pursuant to Article 9.1, all further obligations of the parties hereunder, other than pursuant to Articles 10.4 through 10.11 and as provided in the Confidentiality Agreement, shall terminate, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Retention of Records. During the period from the Closing Date through the three (3) anniversary of the Closing Date, the Purchaser shall not, and shall not permit any of the Company to, destroy or otherwise dispose of any of the books and records of the Company existing as of the Closing Date except with the prior written consent of the Sellers, which consent shall not be unreasonably withheld. The Purchaser shall, and shall cause each of the Company to, make available to the Sellers and their respective representatives and agents all such books and records, and permit the Sellers and their respective representatives and agents to examine, make extracts from and, at their expense, copy such books and records at any time upon prior written consent of the Purchaser (not to be unreasonably withheld or relayed) for the purpose law suits or litigation, during normal business hours for any reasonable purpose and as long as the scope, duration or more generally the circumstances and conditions of the review does not disturb the Company’ operations.

10.2 Further Actions. Subject to the terms and conditions herein provided, each of the parties shall use its commercially reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

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10.3 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as may otherwise be expressly provided herein, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear its own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated herein.

10.4 Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be: (x) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (y) sent by an overnight courier service of recognized international standing (all charges paid); or (z) sent by facsimile transmission and confirmed by registered mail (postage prepaid, return receipt requested) posted no later than the following Business Day (with any such facsimile transmission to be deemed received at the time indicated on the corresponding activity report, a copy of which shall be included in the confirmation by mail) (provided that any notice or communication which is received after 6 p.m. (local time in the place of receipt) on a Business Day or on any day which is not a Business Day shall be deemed received only at 9 a.m. (local time in the place of receipt) on the next Business Day) to the relevant party at its address set forth below:

- if to the Purchaser, to:	Patrick Jeanmart
Chief Financial Officer
Rue Edouard Belin 12
B-1435 Mont-Saint-Guibert, Belgium
pjeanmart@c3bs.com

- if to any Seller, to:	such Seller’s address as set forth in Exhibit 10.5;

or to such other Persons or at such other addresses as hereafter may be furnished by the Purchaser or any of the Sellers by like notice to the other. Any such notice or other communication shall be effective only upon actual receipt thereof by its intended recipient.

10.5 Entire Agreement. This Agreement (together with the Confidentiality Agreement) represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement may be used to show the intent of the parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement.

10.6 No Third party Rights; Assignment. Except as expressly provided herein, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that none of the parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other parties. Nothing expressed or referred to in this Agreement

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will be construed to give any Person other than the parties to this Agreement any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

10.7 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

10.8 Amendments and Waivers. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the parties hereto referring specifically to this Agreement and stating the parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

10.9 Transfer Taxes. Any transfer or stamp taxes or similar levies that may become payable as a result of the signing of this Agreement or the transfer of the Shares pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers with evidence of the payment of any such taxes or levies promptly upon the written request of the Sellers.

10.10 Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of Belgium (without giving effect to the conflicts-of-law principles thereof), and the parties irrevocably submit to the exclusive jurisdiction of the Brussels Commercial Court (tribunal de commerce de Bruxelles, chambres francophones) for the purposes of hearing and determining any disputes arising hereunder.

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Made in Mont-Saint-Guibert on 5 November, 2014,

in three original copies.

/s/ Christian Homsy	/s/ Mr Didier de Canniere
Cardio3 BioSciences SA	Mr Didier de Canniere

Represented by Christian Homsy, CEO

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Table of Exhibits

Exhibit 1.1	List of Available Documents

Exhibit 2.1	Current Holding of the Shares by the Sellers

Exhibit 2.2	Earn-Out ranges

Exhibit 2.3(c)	Bank account references of the Sellers for payment of the Purchase Price

Exhibit 2.3(b)(iv)	Form of resignation letter

Exhibit 3.5	Accounts

Exhibit 3.5	Material Adverse Change since December 31, 2013

Exhibit 3.7	Assets necessary to conduct the Company’ activity and operations which are not owned or possessed by the Company

Exhibit 3.8	Debts and Loans of the Company

Exhibit 3.9	Guarantees, Securities and Warranties granted by the Company

Exhibit 3.11	Material Contracts

Exhibit 3.12(a)	Complete and accurate list of the employees of the Company

Exhibit 3.12 (b)	Employment agreements not allowing transfer of ownership of employees’ inventions and copyright protecting software, if any, to the Company

Exhibit 3.12 (d)	Non-compliance by the Company with applicable labour and employment Laws

Exhibit 3.12 (e)	Complementary non-competition, severance or other similar contracts and pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, company saving plans or employee funds entered into between any of the Company and any of its employees

Exhibit 3.13	Complete and accurate list of each Governmental Authorization

Exhibit 3.14	Insurance policies

Exhibit 3.15	Pending judicial, administrative or arbitration proceeding initiated or threatened in writing against any of the Company

Exhibit 3.17	Accurate list of the real property used or occupied by the Company

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Exhibit 3.19(a)	Proprietary Intellectual Property Rights

Exhibit 3.19(b)	Written notices relating to infringements of third party’s intellectual property rights by the Company

Exhibit 6.4	Press release

Exhibit 10.5	Sellers’ addresses